UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2015

MSCI Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33812 (Commission File Number)	13-4038723 (IRS Employer Identification No.)

7 World Trade Center, 250 Greenwich St., 49th Floor, New York, NY 10007
(Address of principal executive offices) (Zip Code)

(212) 804-3900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2015, the Board of Directors (the “Board”) of MSCI Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Committee”), adopted the MSCI Inc. Change in Control Severance Plan (the “Plan”).

The Plan covers participants identified on a schedule attached to the Plan (subject to any additions to or removals from the participant list by the Committee), including the Company’s CEO, CFO and the Company’s other named executive officers. In the event of a “Qualifying Termination” (as defined in the Plan), participants will receive the severance payments and benefits specified in the Plan. Severance payments and benefits under the Plan are subject to a “double-trigger” as both a change in control and a termination of the participant’s employment by the Company without “Cause” or by the participant for “Good Reason” (as such terms are defined in the Plan) are required in order for the participant to qualify for payments and benefits. The Plan does not include any golden parachute excise tax gross-up provisions.

Any severance payments and benefits under the Plan are subject to execution of an agreement by the Plan participant releasing claims against the Company. Participants are also obligated to comply with confidentiality, non-solicitation and non-disparagement covenants under their release agreement.

The foregoing summary is qualified in its entirety by the Plan, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 10.1	MSCI Inc. Change in Control Severance Plan

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

By:	/s/ Robert Qutub
	Name:	Robert Qutub
	Title:	Chief Financial Officer

Date: May 29, 2015

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	MSCI Inc. Change in Control Severance Plan